Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration A Offering Statement on Form 1-A, of our report dated March 20, 2025, with respect to our audits of the financial statements of HNO International, Inc.. as of October 31, 2024 and 2023, and for the years then ended, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Very truly yours,

Cypress, Texas

July 18, 2025

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